Exhibit 99.1
SportsTek Acquisition Corp. and Metavisio (d/b/a Thomson Computing) Enter Into Exclusive Discussions With Respect to a Business Combination

NEW YORK, October 14, 2022 — SportsTek Acquisition Corp. (Nasdaq: SPTK, SPTKU, and SPTKW), a Delaware corporation (“SportsTek” or the “Company”), announced today that it has entered into a non-binding letter of intent with Metavisio (d/b/a Thomson Computing) (“Metavisio”), a French company specializing in building, marketing, and selling laptops, whose securities are listed on Euronext Growth in Paris, with respect to a proposed business combination transaction (the “Proposed Transaction”). The Proposed Transaction is based on an enterprise value of Metavisio of USD 140 million to USD 160 million; however, such valuation is subject to due diligence by the Company of Metavisio. The non-binding letter of intent provides for an exclusivity period for due diligence and the negotiation of a definitive agreement, which period expires on November 9, 2022. A binding commitment with respect to the Proposed Transaction by the Company will only result from the execution of a definitive agreement and then only upon the terms and conditions set forth in the definitive agreement. There can be no assurance that the Company and Metavisio will enter into a definitive agreement with respect to the Proposed Transaction, or, if entered into, there is no certainty of the terms that will be contained in such definitive agreement.

About SportsTek

SportsTek is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. SportsTek’s strategy is to find a business combination partner and to drive long-term stockholder value creation through the collective experience of the Company’s management team. For more information, you can access our public filings at the SEC’s web site http://www.sec.gov.

About Metavisio

METAVISIO (THOMSON Computing) (ALTHO) is a French company that specializes in building, marketing, and selling laptops, whose securities are listed on Euronext Growth in Paris.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Media Contact

SportsTek Acquisition Corp.
918-957-1086